SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (the "Agreement"), dated as of [9/6], 2017 (the "Effective Date"), is made by and between David F. Collins ("Collins") and InvenTrust Properties Corp., a Delaware corporation (formerly known as Inland American Real Estate Trust, Inc.) ("InvenTrust" or the "Company").

WHEREAS, Collins and the Company previously entered into that certain Amended and Restated Executive Employment Agreement, dated as of June 19, 2015 (the "Employment Agreement"), which provides for Collins' employment as Executive Vice President, Portfolio Management of the Company;

WHEREAS, Collins desires to resign from his position as Executive Vice President, Portfolio Management of the Company and as an officer and employee of the Company and its subsidiaries effective as of December 31, 2017 (the "Separation Date"), and Collins and the Company desire to specify the terms of Collins' separation of employment with the Company in connection with such resignation; and

WHEREAS, in connection with Collins' resignation, the Company wishes to secure the services of Collins as a consultant to the Company on the terms and subject to the conditions set forth herein, and Collins wishes to render such services to the Company upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1. Resignation.

(a) Collins hereby voluntarily resigns his employment with the Company effective as of the Separation Date. Collins also resigns as and from all other officer, director and other positions he may hold with the Company and any of its subsidiaries, divisions, or affiliates, effective as of the close of business on the Separation Date. If requested by the Company, Collins will execute a letter of resignation from each such position and/or entity. The parties agree that, based on the level of consulting services to be provided by Collins to the Company following the Separation Date pursuant to Section 3 below, Collins' resignation as of the Separation Date shall constitute a "separation from service" from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation Section 1.409A-1(h) (a "Separation from Service").

(b) Unless otherwise agreed by the Company and Collins, until the Separation Date (or such earlier date on which Collins' employment with the Company terminates pursuant to the Employment Agreement), Collins will continue to serve as Executive Vice President, Portfolio Management of the Company pursuant to the Employment Agreement, which shall remain in full force and effect in accordance with its terms. Notwithstanding the foregoing, Collins acknowledges and agrees that nothing contained in this Agreement or any action taken by the Company in connection with Collins' resignation or transition to a consulting role (including the training or hiring of a successor to Collins' position or to a similar position) will

constitute "Good Reason" for purposes of the Employment Agreement or any other plan or agreement between Collins and the Company.

(c) In addition to the severance payments and benefits provided for in Paragraph 2 below, the Company shall pay to Collins reasonably promptly following the Separation Date Collins' earned but unpaid base salary, accrued and unused vacation and business expense reimbursements in accordance with applicable Company policy, in each case, through the Separation Date.

(d) The parties acknowledge that Collins has previously been granted under the InvenTrust Properties Corp. 2015 Incentive Award Plan (the "Incentive Award Plan") those restricted stock unit awards set forth on Exhibit A attached hereto (the "RSU Awards"). Collins acknowledges and agrees that, effective as of the Separation Date, all unvested RSU Awards which are then held by Collins (after giving effect to any vesting that occurs on the Separation Date or the last business day immediately preceding the Separation Date) shall be forfeited without payment therefor, and Collins shall have no further right to or interest in such RSU Awards. In the event that the Company terminates Collins' employment without Cause or Collins resigns for Good Reason (each as defined in the Employment Agreement) prior to the Separation Date, the portion of the RSU Awards which otherwise would have vested after the Effective Date but on or prior to the Separation Date had Collins remained employed with the Company until the Separation Date shall vest immediately prior to such termination of employment. The Company and Collins agree that with respect to any RSU Awards that vest after the Effective Date but on or prior to the Separation Date (including pursuant to the immediately preceding sentence), the Company shall withhold Shares otherwise issuable thereunder having a Fair Market Value equal to the sums required to be withheld to satisfy federal, state, local and foreign taxes with respect to the vesting and payment of such RSU Awards in accordance with the terms and conditions of the Incentive Award Plan and the applicable award agreement thereunder (each capitalized but undefined term, as defined in the Incentive Award Plan). Collins represents and acknowledges that, other than the RSU Awards and Share Unit Awards (as defined below) set forth on Exhibit A attached hereto which are outstanding as of the Effective Date, he has no outstanding equity awards or equity-based awards with respect to the Company or any affiliate thereof or any other rights to acquire stock or equity interests of any such entity.

(e) The Company shall provide Collins with an opportunity to review and provide comments with respect to the press release (if any) and Form 8-K issued in connection with Collins' resignation; provided, however, that the Company retains full authority over the timing and content of such press release and Form 8-K and all other announcements and/or filings regarding Collins' termination of employment and the subject matter of this Agreement.

2. Severance Payment and Benefits. In consideration of the Company's agreement to pay or provide Collins the payments and other benefits set forth in this Paragraph 2 (collectively, the "Severance Payments and Benefits"), Collins agrees that, on or within the twenty-one (21) day period following the Separation Date, Collins will execute and deliver to the Company a General Release of Claims in the form attached hereto as Exhibit B (the "Release"). Subject to and conditioned upon (i) Collins' continued employment with the Company until the

Separation Date, (ii) Collins' timely execution and delivery to the Company of the Release and Collins' non-revocation of the Release during the applicable revocation period, and (iii) Collins' continued compliance with the terms and conditions of Paragraphs 1, 5, 7 and 8 of this Agreement and continued compliance with the Exclusivity Requirement (as defined below), Collins will be paid or provided with the following:

(a) InvenTrust shall pay to Collins an amount equal to $1,181,925, payable over a period of twelve (12) consecutive months following the Separation Date in equal installments in accordance with the Company's normal payroll practices, commencing on or within thirty (30) days following the Separation Date.

(b) InvenTrust shall pay to Collins an amount equal to $350,200, payable on the date that annual performance bonus awards are paid to other executives of the Company, but in no event later than March 15, 2018.

(c) The Company shall, at the Company's expense, for the period commencing on the Separation Date and ending on the earliest of (A) 18 months following the Separation Date, (B) the date on which Collins and his family members who are "qualified beneficiaries" (as applicable) are no longer eligible for continuation under the Company's group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), or (C) the date Collins becomes eligible to be covered under any other group health plan (as an employee or otherwise) that does not contain any exclusion or limitation with respect to any preexisting condition which would actually limit Collins' coverage under such plan, provide medical insurance benefit coverage in coordination with the provisions of COBRA by paying directly or reimbursing Collins for the applicable coverage premiums, provided that (i) Collins completes and timely files all necessary COBRA election documentation, which will be sent to Collins after the Separation Date, and (ii) Collins continues to make all required premium payments required by COBRA. In the event such premium payments or reimbursements by the Company, by reason of change in the applicable law, may, in the reasonable view of the Company, result in tax or other penalties on the Company, this provision shall terminate and Collins and the Company shall, in good faith, negotiate for a substitute provision that would not result in such tax or other penalties.

(d) The parties acknowledge that Collins has previously been granted under the Inland American Real Estate Trust, Inc. 2014 Share Unit Plan (the "Share Unit Plan") those share unit awards set forth on Exhibit A attached hereto (the "Share Unit Awards"). In the event that a Triggering Event (as defined in the Share Unit Plan) occurs on or prior to the Separation Date, any unvested Share Unit Awards which are then held by Collins shall vest immediately as of the Separation Date. In the event that a "Triggering Event" has not occurred on or prior to the Separation Date, effective as of the Separation Date, all unvested Share Unit awards which are then held by Collins shall be forfeited without payment therefor, and Collins shall have no further right to or interest in such Share Unit Awards.

Collins acknowledges his sole responsibility for any and all federal, state, local, and other taxes attributable or relating in any way to the Severance Payments and Benefits (other than the employer portion of any employment taxes), and he agrees to indemnify InvenTrust for

any federal, state, local, or other tax liability (including without limitation, liability for back withholding, penalties, interest, and attorneys' fees, but excluding the employer portion of any employment taxes) incurred by InvenTrust attributable to or relating in any way to the Severance Payments and Benefits, other than any such liability resulting from InvenTrust's failure to properly withhold or report any such federal, state, local or other taxes. All payments required to be made to Collins under this Agreement shall be subject to withholding of amounts relating to income tax, excise tax, employment tax and other payroll taxes to the extent the Company determines is required to be withheld pursuant to applicable law or regulation.

The Severance Payments and Benefits provided to Collins under this Agreement shall be and are in full satisfaction of any claims for money or benefits of any type which Collins has, had or may have, relating to or arising out of his employment by InvenTrust, including, but not limited to: (a) any and all claims relating to the termination of his employment; or (b) any and all claims for severance pay (including under the Employment Agreement), fringe benefits, wages, bonus pay, equity-based compensation, premium pay or other compensation, damages or attorneys' fees, costs or related expenses.

3. Consulting Services.

(a) *Services.* Provided that Collins remains employed with the Company until the Separation Date, during the period commencing on January 1, 2018 and ending on June 30, 2018 (or such earlier date on which Collins' consulting relationship with the Company is terminated as provided herein) (the "Consulting Period"), Collins shall provide consulting services to the Company as specified on Exhibit C attached hereto and such other services as may be requested by the Company's Chief Executive Officer or Chief Financial Officer (the "Consulting Services"). The Consulting Period may, by mutual agreement by the Company and Collins, be renewed or extended for such period of time as the parties may determine. Collins agrees that he shall render an average of 10 hours of Consulting Services per week during the Consulting Period, and Collins agrees to act at all times in the best interests of the Company. Collins shall provide the Sourcing Services (as defined in Exhibit C) on an exclusive basis for the Company and shall not provide services involving the "sourcing" (within the meaning of Exhibit C) of properties to any other person or entity during the Consulting Period (the "Exclusivity Requirement"); *provided, however*, that if the Company elects not to pursue a property that has been identified and presented to the Company in accordance with the terms of Exhibit C, Collins may present such property to other potential purchasers or landlords (provided that Collins continues to comply with Section 8 hereof, and subject to the terms and conditions set forth on Exhibit D attached hereto). All other Consulting Services shall be provided to the Company on a non-exclusive basis. Notwithstanding the foregoing, Collins shall not perform or engage in any activity that is inconsistent with or otherwise prohibited by this Agreement or the Employment Agreement. Collins shall provide the Consulting Services to the Company at times and locations mutually agreed to by Collins and the Company and, in providing the Consulting Services, shall report to the Chief Executive Officer or the Chief Financial Officer of the Company, as applicable.

(b) *Compensation.* In consideration of Collins providing the Consulting Services, and subject to and conditioned upon Collins' continued compliance with the terms and

conditions of this Agreement, including without limitation, Paragraphs 5, 7 and 8 below and Exhibit C, the Company shall compensate Collins as follows for the Consulting Services:

(i) During the Consulting Period, the Company shall pay Collins a consulting fee (the "Monthly Consulting Fee") equal to $8,333.33 per month.

(ii) In addition to the Monthly Consulting Fee, the Company shall pay Collins additional consulting fees as set forth on Exhibit D attached hereto (the "Additional Consulting Fees", and together with the Monthly Consulting Fee, the "Consulting Fees").

(c) *Expense Reimbursement.* The Company shall, subject to and in accordance with applicable Company policy, reimburse Collins for reasonable and necessary business expenses actually incurred or paid by Collins during the Consulting Period in connection with the Consulting Services, up to a maximum of $5,000 per month (unless otherwise approved by the Chief Executive Officer of the Company in writing). Such reimbursement shall be subject to proper substantiation of such expenses in accordance with applicable Company policy.

(d) *Independent Contractor Status.* The Company and Collins agree that, with respect to the Consulting Services, Collins shall at all times be acting solely as an independent contractor and shall not be an employee of the Company, and Collins shall not represent himself as an employee or officer of the Company. Without limiting the generality of the foregoing, with respect to the Consulting Services, (i) the Company shall not pay, on the account of Collins or any principal, employee or contractor of Collins, any unemployment tax or other taxes required under the law to be paid with respect to employees and shall not withhold any monies from the Consulting Fees for income or employment tax purposes, and (ii) the Company shall not provide Collins or any principal, employee or contractor of Collins with, and no such individual shall be eligible or entitled to receive from the Company under any Company plan, any benefits, fringes or perquisites, including without limitation, any health, welfare, retirement, workers' compensation or other insurance benefits. Collins shall be solely responsible for all taxes arising in connection with any fees or other compensation paid to Collins with respect to the Consulting Services, including, without limitation, any and all federal, state, local and foreign income and employment taxes. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the Company and Collins.

(e) *Termination of Consulting Period.* Either the Company or Collins may terminate the Consulting Period and the consulting relationship hereunder at any time and for any reason by providing at least 30 days' prior written notice to the other party; provided, however, that subject to Collins' continued compliance in all material respects with the terms and conditions of this Agreement, the Consulting Period may not be terminated prior to March 31, 2018 absent mutual agreement between the Company and Collins. In the event of such termination, Collins shall be entitled to receive all earned but unpaid Consulting Fees as of the date of such termination, including a pro rata portion of the Monthly Consulting Fees for the partial month in which such termination occurs, and shall have no further rights to payment of

any consulting fees or other compensation hereunder in respect of the Consulting Services, subject to the terms of Exhibit D.

4. Representations and Warranties. Collins represents and warrants that during his employment with InvenTrust (and in his capacity as an InvenTrust employee), he has not engaged in (and has no knowledge of any other current or former employee of InvenTrust having ever engaged in) any act of fraud, theft, or malfeasance that has caused (or could cause in the future) InvenTrust to suffer a financial loss or otherwise subject InvenTrust to liability for any civil damages or criminal penalty. Collins further represents and warrants that, during his employment with InvenTrust, and in his capacity as an InvenTrust employee, he has not engaged in or otherwise participated in any activity that violates (i) U.S. federal or state laws; or (ii) the laws of any foreign country or jurisdiction that might subject InvenTrust to any civil or criminal penalty. Collins understands and acknowledges that InvenTrust is relying on the representations and warranties contained in this Paragraph 4 as a material inducement to it entering into this Agreement. Accordingly, in the event InvenTrust reasonably determines that any of the representations and warrantees made by Collins under this Paragraph 4 are untrue and inaccurate in any material respect, Collins agrees to return any portion of the Severance Payments and Benefits already received within ten (10) days, and InvenTrust will be relieved from making any portion of the Severance Payments and Benefits that had not yet been paid to Collins and/or made on his behalf. The Company represents that, to the knowledge of the Company's Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources, the representations made by Collins under this Paragraph 4 are not untrue or inaccurate in any material respect as of the date hereof.

5. Cooperation. Collins agrees to provide thorough and accurate information and testimony to or on behalf of InvenTrust regarding any pending or future investigation, court case or action by or against InvenTrust initiated or pursued by any person or entity or by any government agency; provided, however, that (a) Collins agrees not to disclose to or discuss with anyone who is not, on behalf of InvenTrust, directing or assisting in such investigation, court case or action, other than his attorney, if any, the fact of or the subject matter of any such investigation, court case or action except as required by law, and (b) except in the case of testimony compelled pursuant to a valid subpoena, the information and assistance required to be provided by Collins pursuant to this paragraph shall be effectuated in a manner that reasonably takes into account the demands of Collins' schedule (e.g., other employment, travel, family obligations, etc.). Further, Collins agrees to cooperate fully with the Company and its legal counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which the Collins was involved or aware, directly or indirectly, during Collins' employment or consultancy with the Company. Collins agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties. InvenTrust shall reimburse Collins for reasonable Company-approved expenses that Collins incurs in connection with any such cooperation and/or assistance, and shall pay Collins $125 per hour for any such cooperation and/or assistance following the Consulting Period in excess of [2] hours per matter, subject to proper substantiation of such time and expenses in accordance with applicable Company policy. Any such reimbursements and compensation shall be paid to Collins no later than the fifteenth (15th) day of the month immediately following the month in which such expenses were incurred or such cooperation and/or assistance was provided

(subject to Collins' timely submission to the Company of proper documentation with respect thereto). Notwithstanding the foregoing, nothing in this Agreement or the Release is intended or shall be interpreted as prohibiting Collins from filing a charge or complaint with any administrative or law enforcement office or agency, exercising any whistleblower rights, providing testimony or information to, or participating in or cooperating with any administrative agency (including the NLRB, EEOC and SEC), governmental investigation or inquiry, or testifying in any administrative or judicial proceeding.

6. No Admission. Nothing in this Agreement or the Release is intended to be or shall be construed as an admission by InvenTrust that it violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Collins or otherwise. The Company expressly denies any such illegal or wrongful conduct.

7. Return of Property. Collins represents that, except as otherwise approved by the Company in connection with Collins' provision of the Consulting Services, he has returned or will return to the Company prior to the Separation Date all property belonging to the Company, including, but not limited to, Collins' Company-provided laptop, cell phone, passwords, computer user names, voicemail code, phone cards, Company credit card, keys, card access to the building and office floors, internal policies and other confidential business information and documents and copies thereof, whether in electronic or hard copy form. Collins further represents that in the event the Company permits Collins to retain certain Company-provided property or provides Collins with additional property in connection with Collins' provision of the Consulting Services, Collins shall return all such property to the Company on or prior to the termination of the Consulting Period. Collins acknowledges and agrees that the Company shall have no obligation to pay or provide the Severance Payments and Benefits unless and until Collins has satisfied all of his obligations pursuant to this paragraph; provided, however, that prior to any such delay or non-payment of the Severance Payments and Benefits, the Company shall first provide Collins with written notice specifying the manner in which it believes that Collins has failed to satisfy his obligations under this paragraph, and, if curable, shall provide Collins with two (2) business days to cure such failure.

8. Restrictive Covenants. Collins agrees to continue to be bound by all applicable covenants and conditions contained in Section 6 of the Employment Agreement, which terms and provisions are incorporated by reference herein. Collins acknowledges that a portion of the Severance Payments and Benefits, and the Consulting Fees, provides additional consideration and, indeed, is sufficient compensation for all such covenants. Collins understands that the obligations he owes to the Company as outlined in Section 6 of the Employment Agreement are in addition to all obligations contained in this Agreement and, to the extent there are inconsistent obligations between the aforementioned section of the Employment Agreement and this Agreement, the Employment Agreement will control. Collins understands that his agreement to be bound by all of the terms and conditions contained in Section 6 of the Employment Agreement is a material inducement to InvenTrust to enter into this Agreement. Accordingly, in the event Collins breaches this Paragraph 8 of the Agreement in any material respect, Collins agrees to return any portion of the Severance Payments and Benefits already received within ten (10) days, and understands that InvenTrust will be relieved from paying or

providing any portion of the Severance Payments and Benefits that had not yet been paid to Collins and/or made on his behalf. The Company agrees to continue to be bound by all applicable covenants and conditions contained in Section 6(e) of the Employment Agreement, which terms and provisions are incorporated by reference herein.

9. Survival of Parachute Payment Provisions. The Company and Collins expressly acknowledge and agree that the terms and provisions of Section 7 of the Employment Agreement shall survive the termination of Collins' employment, and shall continue in full force and effect as set forth therein, and such terms and provisions are hereby incorporated by reference herein.

10. Entire Agreement. This Agreement, together with the Employment Agreement, embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters. No waiver by either party of any breach by the other party of any of the obligations or representations under this Agreement shall constitute a waiver of any prior or subsequent breach.

11. Dispute Resolution. Any disputes or controversies arising out of or relating to the negotiation, content, interpretation or performance of this Agreement shall be resolved exclusively in accordance with the dispute resolution terms of Section 18 of the Employment Agreement, which such terms are hereby incorporated as if fully set forth herein.

12. Amendment; Waiver. The parties agree that this Agreement may be modified only in writing, and that any party's failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

13. Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any word, phrase, clause, or sentence set forth in this Agreement shall be deemed by any court to be illegal or unenforceable, such provision, word, clause, phrase, sentence or paragraph shall be deemed modified, restricted or omitted to the extent necessary to make this Agreement enforceable.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

15. Governing Law. This Agreement shall be governed by the laws of the State of Illinois as applicable to contracts executed and performed within such state, without regard to the application of any choice-of-law rules that would result in the application of another state's laws.

16. Representation by Counsel, Etc. The parties acknowledge that each of them has had the opportunity to consult counsel (at their own expense) and has participated in the negotiation and drafting of this Agreement. Without limiting the generality of the foregoing,

Collins acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A of the Code or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes. For purposes of interpreting this Agreement, each provision, paragraph, sentence and word will be deemed to have been jointly drafted by both parties. The parties intend for this Agreement to be construed neutrally in accordance with the plain meaning of the language contained herein, and not presumptively construed against any actual or purported drafter of any specific language contained herein. The headings used herein are for reference only and shall not affect the construction of this Agreement.

17. Section 409A. It is the intent of the parties that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered consistent with such intent. With respect to expenses eligible for reimbursement under the terms of this Agreement: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a "deferral of compensation" within the meaning of Section 409A of the Code. In addition, Collins' right to such reimbursement (or in-kind benefits) may not be liquidated or exchanged for any other benefit or payment. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, Collins shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to Collins under this Agreement that are payable upon Collins' termination of employment until Collins would be considered to have incurred a Separation from Service. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Collins pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code and any payments described herein that are due within the "short term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, if Collins is a "specified employee," as defined in Section 409A of the Code, as of the date of Collins' Separation from Service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Collins' Separation from Service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Collins' Separation from Service, such payment shall, to the extent necessary to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, be delayed until the earlier to occur of (A) the first day of the seventh month following Collins' Separation from Service or (B) the date of Collins' death (such earlier date, the "Delay Date"). Any amount delayed pursuant to the preceding sentence shall be paid in a lump-sum, without interest, on or promptly following the Delay Date, and any payments thereafter remaining due shall be paid pursuant to the schedule otherwise required by this Agreement As of the Effective Date, the Company and Collins do not believe that any amount payable under this Agreement shall be subject to delay under the two immediately preceding sentences.

[*Signature page follows*]

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND THAT THEY INTEND TO BE BOUND THERETO.

DAVID F. COLLINS	INVENTRUST PROPERTIES CORP.
_______________________	By: _______________________
	Its: President
Dated: 9/6/2017	Dated: 9-6-2017

[Signature Page to Separation and Consulting Agreement]

EXHIBIT A

RSU AWARDS

Grant Date	Number of RSUs Granted	Adjustments	Number of Unvested RSUs (as Adjusted) as of Effective Date	Number of Unvested RSUs Scheduled to Vest in 2017 (as Adjusted)
June 19, 2015	125,000	9,602	47,373	47,373
May 6, 2016	159,236	–	106,688	52,548
May 1, 2017	151,976	–	151,976	50,153

SHARE UNIT AWARDS

Grant Date	Number of Share Units Granted*	Annual/Contingency Share Units
October 9, 2014	40,000	Annual Share Units
October 9, 2014	40,000	Contingency Share Units

* Reflects number of share units originally granted, without giving effect to subsequent adjustments.

EXHIBIT B

GENERAL RELEASE OF CLAIMS

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned and anyone claiming through him or on his behalf does hereby release and forever discharge the "Released Parties" hereunder, consisting of (a) InvenTrust Property Corp. (the "Company"), its parent and their respective past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, including, without limitation, the Company's former sponsor, The Inland Group, Inc., and its affiliates, sponsored "real estate investment trusts" (within the meaning of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") ("REITs")) and formerly sponsored REITs (whether or not such entities are wholly owned, including any third parties for which the Company is found to have successor liability); (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, executives, and attorneys of each entity identified in subpart (a) of this paragraph; and (c) the predecessors, successors, and assigns of each entity identified in subparts (a) and (b) of this paragraph, in each case, of and from any and all claims, actions, causes of action, complaints, grievances, demands, allegations, promises, and obligations for damages, and any and all other demands the undersigned may have against the Released Parties or has or has ever had, whether known or unknown, concerning, relating to, or arising out of any alleged acts or omissions by any of the Released Parties from the beginning of time to the date on which the undersigned executes this General Release of Claims (this "Release"). Without limiting the generality of the foregoing, the claims released by the undersigned hereunder include, but are not limited to:

(a) all claims for or related in any way to the undersigned's employment, compensation, other terms and conditions of employment, or cessation of employment with the Company;

(b) all claims that were or could have been asserted by the undersigned or on his behalf against the Company or the other Released Parties: (i) in any federal, state, or local court, commission, or agency; (ii) under any public policy or common law theory; or (iii) under any employment, contract, tort (including but not limited to claims for intentional infliction of emotional distress), federal, state, or local law, regulation, ordinance, or executive order; and

(c) all claims that were or could have been asserted by the undersigned or on his behalf arising under any of the following laws, as in effect or amended from time to time: the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq. ("ADEA")), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1981a of the Civil Rights Act of 1866, as amended, the Americans with Disabilities Act ("ADA"), the Worker Adjustment and Retraining Notification Act ("WARN"), the Genetic Information Nondiscrimination Act ("GINA"), the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Occupational Safety and Health Act, the Dodd-Frank Act, the Sarbanes-Oxley Act, the Executive Polygraph Protection Act, the anti-retaliation provisions of applicable law, and any other applicable state statutes and/or local ordinances.

Nothing in this Release shall be construed to prevent the undersigned from responding truthfully to a valid subpoena, from filing a charge with, or participating in any investigation conducted by, any state, local or federal administrative agency, governmental agency, or regulatory body (including the Securities and Exchange Commission, the Department of Justice, National Labor Relations Board, and the Equal Employment Opportunity Commission) alleging violations of state, local or federal laws or regulations, with the understanding and agreement that the undersigned may not accept any money or anything of economic value as a result of having filed such charges in connection with his employment with the Company. The undersigned further agrees that, if any of the claims released by this Release are brought on the undersigned's behalf or for his benefit in a court or administrative agency, the undersigned will waive and agree not to accept any award of money or other damages as a result of such claim or claims.

The undersigned is not releasing: (a) claims arising after the undersigned signs this Release; (b) claims related to enforcement of that Separation and Consulting Agreement, dated as of [________], 2017, between the Company and the undersigned (the "Separation Agreement"); (c) claims for accrued, vested benefits under any employee benefit plan of the Company or for reimbursement under any group health or disability plan in which the undersigned participated in accordance with the terms of such plans and applicable law; (d) any continuing rights to indemnification by the Company as provided for in Section 12 of that Amended and Restated Employment Agreement, dated June 19, 2015, between the Company and the undersigned; (e) any claims or rights that the undersigned has solely in his capacity as a shareholder of the Company; and/or (f) any claims or rights that cannot be waived by law, including without limitation, the undersigned's right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

The consideration provided in the Separation Agreement is accepted by the undersigned as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims against the Company and the Released Parties, and undersigned expressly agrees that he is not entitled to and shall not receive any further payments, benefit, or other concession, compensation, or recovery of any kind from the Company or any of the other Released Parties, except for any application for unemployment benefits that the undersigned files (or has filed) which may or may not be granted by the agency. The undersigned agrees not to initiate legal action of any kind against the Company based upon any claims or potential claims arising at any time prior to his execution of this Release.

The undersigned represents and warrants that: (a) he has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (b) to the undersigned's knowledge, no such proceeding(s) have been initiated against any of the Released Parties on his behalf; (c) the undersigned is the sole owner of any alleged claims, demands, rights, causes of action, and other matters that are released pursuant to this Release; (d) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (e) he has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Release. The undersigned further agrees that in the event of any further proceedings whatsoever based upon

or other obligation of any kind to the undersigned, including, without limitation, any obligation for any costs, expenses and attorneys' fees incurred by or on behalf of the undersigned.

The undersigned acknowledges, understands, and agrees that he:

(a) HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS RELEASE;

(b) HAS BEEN GIVEN A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER THIS RELEASE;

(c) RELEASES AND WAIVES CLAIMS UNDER THIS RELEASE KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH HE MAY ALREADY BE ENTITLED;

(d) HAS BEEN ADVISED OF HIS RIGHT TO HAVE HIS ATTORNEY REVIEW THIS RELEASE BEFORE SIGNING IT; and

(e) HAS BEEN ADVISED OF HIS RIGHT TO HAVE HIS OWN INDEPENDENT LEGAL COUNSEL REVIEW THIS RELEASE FOR PURPOSES OF COMPLIANCE WITH THE REQUIREMENTS OF SECTION 409A OF THE CODE OR AN EXEMPTION THEREFROM, AND THAT HE IS RELYING SOLELY ON THE ADVICE OF HIS INDEPENDENT LEGAL COUNSEL FOR SUCH PURPOSES.

The undersigned may consider this Release for up to twenty-one (21) days. The undersigned may accept this Release by delivering a signed copy either in person or by a nationally recognized courier service to the attention of Christy David, Deputy General Counsel, Inventrust Properties, 3025 Highland Parkway, Suite 350, Downers Grove, IL 60515. This Release shall take effect on the eighth day after the undersigned delivers an executed copy of this Release, unless the undersigned revokes his acceptance of this Release prior thereto by giving written notice of revocation to Christy David. In the event the undersigned revokes his acceptance of this Release, this Release shall be of no further force and effect and the undersigned shall not be entitled to the Severance Payments and Benefits provided for in the Separation Agreement, but the undersigned's resignation of his employment with the Company and all other officer, director and other positions he may hold with any of the Company's subsidiaries, divisions, or affiliates shall nevertheless be and remain effective as of the Separation Date set forth in the Separation Agreement and thereafter.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of __________, ____.

____

EXHIBIT C

Consulting Services

The Consulting Services shall include the following:

- Source the purchase of retail properties within the Company's then-current acquisition strategy (the "Sourcing Services"). For this purpose, "source" shall mean, collectively, the discovery, assessment, diligence and presentation of potential retail acquisition targets.
- Assist in negotiations with major real estate tenants, such as Walmart, Target, Kohl's and other similar entities, including, without limitation, for new leases and renewals.
- Advise the Company regarding monthly and quarterly financial performance.
- Upon request, participate in the mentoring of the executive team.

During the Consulting Period, Collins shall identify and present in writing to the Company potential off-market non-brokered properties (each, a "Property" and together, the "Properties") for purchase or acquisition by the Company in the markets identified below, and/or in such markets as authorized and directed by the Chief Executive Officer or the Chief Investment Officer of the Company or his respective designee (the "Identified Markets"). Such Properties shall be identified "value-add" commercial non-brokered retail properties, which for purposes hereof shall be deemed to be properties with potential for an increase in value with improvements and the Company's ownership and management, and in no event shall the Properties be institutional properties for the Company's core fund. Collins shall utilize good-faith, diligent efforts to identify such Properties and timely present them to the Company prior to presentation to any other potential purchaser or landlord so that the Company is not competitively disadvantaged and its acquisition strategy is prioritized by Collins; provided that, subject to the following sentence, prior to contacting the owner or seller of any Property, Collins shall identify such Property to the Company and shall obtain approval from the Company to contact such owner or seller (which approval may be granted or withheld in the Company's sole discretion) ("prior approval"). Notwithstanding the preceding sentence, the Company and Collins acknowledge that there may be circumstances in which prior approval is not practicable, and that, in the event that Collins in good faith contacts the owner or seller of a Property in circumstances where prior approval is not reasonably practicable, then Collins shall disclose such contact to the Company within one (1) business day thereafter. Collins shall provide such Sourcing Services on an exclusive basis for the Company; provided, however, that if the Company elects not to pursue a Property that has been identified and presented to the Company in accordance with the terms of this Exhibit C, Collins may present such Property to other potential purchasers or landlords (provided that Collins continues to comply with Section 8 of the Agreement, and subject to the terms and conditions set forth on Exhibit D).

Identified Markets

Los Angeles, California metro
San Diego, California metro
Austin, Texas metro
Houston, Texas metro
Atlanta, Georgia metro
Raleigh Durham, North Carolina

Dallas, Texas metro	Charlotte, North Carolina
Denver, Colorado metro	Washington DC metro

EXHIBIT D

Additional Consulting Fees

For each Property presented by Collins in accordance with Exhibit C that the Company elects to pursue and for which it actually executes a purchase and sale agreement (either during the Consulting Period or during the six-month period immediately thereafter), within ten (10) days of mutual execution of such purchase and sale agreement, the Company shall pay Collins an Additional Consulting Fee of Twenty-Five Thousand and No/100 Dollars ($25,000.00) for his services in negotiating such purchase and sale agreement. In the event that the Company closes on the acquisition of such Property presented by Collins (such closing, either during the Consulting Period or during the six-month period immediately thereafter), upon the date of closing, the Company shall pay Collins an Additional Consulting Fee of Twenty-Five Thousand and No/100 Dollars ($25,000.00) for his services in assisting with the closing of such acquisition. Any such fees shall be in addition to the Monthly Consulting Fee.

In the event that the Company does not elect to pursue the acquisition of any such Property presented by Collins, upon the expiration or termination of the Consulting Period and continuing for a period of six (6) months immediately thereafter, if there is a material change in the value of any Property identified in writing to the Company during the Consulting Period (which for purposes hereof a "material change" shall be defined as either a reduction in the purchase price of such Property by five percent (5%) or more, or an increase in the in-place occupancy rate at such Property by five percent (5%) more), and if such Property remains available to purchase, Collins shall again present such Property for potential purchase to the Company in accordance with the terms of this Agreement.